Exhibit 5.1

Kathleen M. Karpan
Attorney at Law
Margaret M. White
Attorney at Law
214 West Lincolnway
Suite 25
Cheyenne, WY 82001
(307) 637-0143 (voice)
(307) 637-0477 (fax)

October 7, 2009
Asian Financial, Inc.
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing 102600
People’s Republic of China

Re:	Registration Statement on Form S-1
Ladies and Gentlemen:
We are acting as special Wyoming counsel for Asian Financial, Inc., a Wyoming corporation (the “Company”), in connection with its Registration Statement on Form S-1, as amended, (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed public offering of the Company’s common shares, par value of $0.001 per share (the “Shares”), consisting of Shares to be sold by the Company (the “Primary Shares”) and Shares to be sold by shareholders identified in the Registration Statement (the “Secondary Shares”), all of which Secondary Shares are outstanding.
We have reviewed and are familiar with (a) the Company’s Articles of Incorporation and Bylaws, (b) the Wyoming Business Corporation Act, (c) the proposed form of Underwriting Agreement among the Company and the several underwriters to be named therein, for whom Piper Jaffray & Co. will act as representative (the “Underwriting Agreement”), (d) certain resolutions of the Board of Directors for the Company, and (e) such other matters as we have deemed necessary for this opinion.
Based upon the foregoing, we are of the opinion that: (1) following (a) execution and delivery by the Company of the Underwriting Agreement, (b) issuance of the Primary Shares pursuant to the terms of the Underwriting Agreement, and (c) receipt by the Company of the consideration for the Primary Shares, the Primary Shares will be duly authorized and legally issued, fully paid and non assessable, and (2) the Secondary Shares are duly authorized and legally issued, fully paid and non-assessable.

Karpan and White P.C.
It is also our opinion, based on the Wyoming Business Corporation Act, W.S. 17-16-101 et sequentia, that the Company’s 2007 reverse stock split did not require shareholder approval for two reasons: (1) the reverse stock split was effected on issued shares, not authorized shares (shareholder approval would have been required if the reverse stock split had pertained to authorized shares as this would have constituted a substantive amendment to the Articles of Incorporation), and (2) reverse stock splits are only addressed in W.S. 17-16-1302 (a)(iv)(E) which is inapplicable, by its own terms, to the Company’s 2007 reverse stock split on issued shares.
This opinion is limited to matters governed by the laws of the State of Wyoming.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included therein.
This opinion is issued by Karpan and White P.C.
Sincerely,
Karpan & White P.C.